Exhibit 99.1

Core-Mark Receives Confirmatory Waiver for Revolving Credit Agreement, Extends Time for Filing its Form 10-K & Discloses Anticipated Net Income of Approximately $14.5 million for 2005

South San Francisco, California - March 31, 2006 - Core-Mark Holding Company (Nasdaq: CORE) announced today that on March 29, 2006 the Company received a confirmatory waiver from the requisite lenders under its $250 million Revolving Credit Agreement waiving certain potential defaults and failures of conditions to borrowing resulting from Core-Mark’s recently announced restatement of previously issued financial statements. A copy of the waiver is included as an exhibit to the Company’s Report on Form 8-K filed today with the Securities and Exchange Commission. While the Company does not believe it was in default, it obtained the waiver in order to remove any possible doubt. “We are very appreciative of our bankers’ efforts to get this waiver in place,” said Michael Walsh, Chief Executive Officer of Core-Mark.

On March 31, 2006 the Company filed a Form 12b-25 application to extend the filing deadline for the Company’s annual report for 2005 on Form 10-K to April 17, 2006. As discussed in the Form 12b-25 application, the Company needs to delay the filing of the Form 10-K due to a previously disclosed need to restate financial statements for prior periods and to allow time for management to assess the effect, if any, of eleven material weaknesses in the Company’s control over financial reporting on financial statements for prior periods.

In the form 12b-25 application, the Company disclosed that the Company’s consolidated results of operations for 2005 will vary significantly from 2004. For 2004, due to its emergence from bankruptcy in August 2004, the Company’s financial statements are divided into portions: the period from January 1, 2004 to August 22, 2004 (Predecessor Company), and the period from August 23 to December 31, 2004 (Successor Company). Due to fresh-start accounting applied with differing effect to the Predecessor Company and Successor Company periods, the combined 2004 results should not be taken as indicative of the Company’s historical results.

The Company currently expects that net income for 2005 will be approximately $14.5 million, compared to a total of $55.8 million in 2004 ($50.7 million for the Predecessor Company and $5.1 million (as restated) for the Successor Company). Net income for 2004 for the Predecessor Company included a net gain of $66.1 million on discharge of pre-petition debt. The Company currently expects that income from operations for 2005 will be approximately $44.3 million, compared to approximately $24.5 million (as restated) for 2004. The $24.5 million for 2004 is comprised of $12.7 million (as restated) for the Successor Company and $11.8 million for the Predecessor Company. The Company is currently in the process of finalizing its 2005 Annual Report on Form 10-K and accordingly the foregoing results are preliminary and subject to potential adjustment.

*    *    *

About Core-Mark

Core-Mark is one of the largest broad-line, full-service wholesale distributors of packaged consumer products to the convenience retail industry in North America. Founded in 1888, Core-Mark provides distribution and logistics services as well as marketing programs to over 19,000 retail locations in 38 states and five Canadian provinces through 24 distribution centers, two of which Core-Mark operates as a third party logistics provider. Core-Mark services traditional convenience retailers, grocers, drug, liquor and specialty stores, and other stores that carry consumer packaged goods. For more information, please visit www.core-mark.com

This press release contains information constituting “forward-looking statements.” Forward-looking statements include all statements that do not relate solely to historical or current facts, and can generally be identified by the use of words such as “may,” “believe,” “will,” “expect,” “project,” “estimate,” “anticipate,” “plan”, “continue”, or other similar words. These forward-looking statements are based on the current plans, estimates and expectations of the Company’s management and are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or those anticipated. These factors include, but are not limited to: economic conditions affecting the cigarette and consumable goods industry; adverse effect of legislation and other matters affecting the cigarette industry; increased competition in the distribution industry; the Company’s inability to retain and attract customers; the negative affects of product liability claims; failure of the Company’s suppliers to provide products; increases in fuel prices; the loss of key personnel or the Company’s inability to attract and retain new qualified personnel; currency exchange rate fluctuations; and the negative effects of the Company’s reorganization on the Company’s customer, supplier and employee relationships. See the “Risk Factors” section included in the Company’s most recent Form 10-Q or 10-K and other filings with the Securities and Exchange Commission for a discussion of certain risks that may affect the Company’s business.

These forward-looking statements speak only as of the date of this press release. Except as may be required by law, the Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact: Ms Milton Gray Draper, Director of Investor relations at 650-589-9445 X3027 or at mdraper@core-mark.com